UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 5, 2009

IXYS Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware	000-26124	77-0140882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1590 Buckeye Drive
Milpitas, California 95035
(Address of Principal Executive Offices)
(408) 457-9000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 5, 2009, IXYS Corporation, a Delaware corporation, or IXYS, ZiLog, Inc., a Delaware corporation, or ZiLog, and Zanzibar Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of IXYS, or Merger Subsidiary, entered into an Agreement and Plan of Merger, or the Merger Agreement, pursuant to which Merger Subsidiary will, subject to the satisfaction or waiver of the conditions therein, merge with and into ZiLog, the separate corporate existence of Merger Subsidiary will cease and ZiLog will be the successor or surviving corporation of the merger, or the Merger.
Upon the consummation of the Merger, ZiLog will become a wholly-owned subsidiary of IXYS, and each share of ZiLog common stock will be converted into the right to receive $3.5858 in cash, without interest. The consummation of the Merger is subject to ZiLog stockholder approval and other customary closing conditions.
The Merger Agreement contains certain termination rights for both IXYS and ZiLog and further provides that, upon termination of the Merger Agreement under certain circumstances, ZiLog will be obligated to pay IXYS a termination fee of $1,900,000.
In connection with the Merger, IXYS entered into support agreements, or the Support Agreements, with Darin Billerbeck and Perry Grace, each of whom is an executive officer of ZiLog, and Richard Sanquini, Robin Abrams, Federico Faggin, David Elkins and Eric Singer, each of whom is a member of the Board of Directors of ZiLog, pursuant to which they have agreed to vote their shares of ZiLog common stock in favor of the adoption of the Merger Agreement.
The foregoing description of the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement and the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto, and the Support Agreements, a form of which is filed as Exhibit 2.2 hereto, and each of which is incorporated herein by reference. The Merger Agreement, which has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about IXYS or ZiLog, contains representations and warranties of each of IXYS, ZiLog and Merger Subsidiary. The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of a specific date and are modified in important part by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Item 8.01 Other Events
On December 7, 2009, IXYS and ZiLog issued a joint press release announcing that they had entered into the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1.
Additional Information about the Merger and Where to Find it
In connection with the proposed Merger, ZiLog will file a proxy statement with the SEC. Additionally, IXYS and ZiLog will file other relevant materials in connection with the proposed acquisition of ZiLog by IXYS pursuant to the terms of the Merger Agreement. Investors and security holders of ZiLog are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed Merger because they will contain important information about the Merger and the parties to the Merger Agreement.
Investors and security holders may obtain a free copy of these documents (when available) and other documents filed by ZiLog at the SEC’s website at www.sec.gov. The proxy statement and such other documents may also be obtained for free from ZiLog by directing such request to ZiLog, Inc., Attention: Daniel Francisco, Telephone: (916) 812-8814, E-mail: dan@franciscogrp.com, or Attention: Perry Grace, 6800 Santa Teresa Blvd., San Jose, CA 95119, Telephone: (408) 513-1555, E-mail: pgrace@zilog.com.
IXYS, ZiLog and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of ZiLog stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of IXYS’s executive officers and directors in the solicitation by reading the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of ZiLog’s participants in the solicitation, which may, in some cases, be different than those of ZiLog’s stockholders generally, is set forth in the materials filed with the SEC on Form 10-K and will be set forth in the proxy statement relating to the Merger when it becomes available.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
2.1	Agreement and Plan of Merger, dated as of December 5, 2009, by and among IXYS Corporation, Zanzibar Acquisition, Inc. and ZiLog, Inc.

2.2	Form of Support Agreement, dated as of December 5, 2009, by and between IXYS Corporation and Each of Certain Directors and Executive Officers of Zilog, Inc.

99.1	Press release, dated December 7, 2009, of IXYS Corporation and ZiLog, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation
December 7, 2009	By:	/s/ Uzi Sasson
		Name:	Uzi Sasson
		Title:	Chief Operating Officer and Chief Financial Officer